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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
General Magic, Inc.:

     We consent to incorporation by reference in the registration statements Nos. 33-93648, 333-12667, 333-33329, 333-45751 and 333-71781 on Form S-8 and
Nos. 333-67683, 333-59723 and 333-51685 on Form S-3 of General Magic, Inc. of
our report dated January 22, 1999, except as to note 17 which is as of March 30, 1999, relating to the consolidated balance sheets of General Magic, Inc. and subsidiary (a development stage enterprise) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of General Magic, Inc.

/s/ KPMG LLP

Mountain View, California
March 29, 1999